DYNAMIC MARKETING, INC.
400 Cabot Drive Unit B
Hamilton Township, NJ 08690

May 31, 2019

YF Logistics LLC
5 Boxal Drive
Cranbury, New Jersey 08512

Attention Elie Fouerti

Re: Sublease of 400 Cabot Drive
Portion of Unit A
Hamilton, New Jersey 08690 (the "Premises")

Gentlemen:

This sublease agreement (the "Sublease"), when countersigned below by YF LOGISTICS LLC D/B/A 1 STOP CAMERA ("YF Logistics") where indicated, shall confirm the terms and conditions of the agreement between YF Logistics and DYNAMIC MARKETING, INC. ("DMI") pursuant to which YF Logistics shall sublease from DMI the Premises. In this regard, it is hereby acknowledged and agreed as follows:

1. Parties.

Landlord: ("Landlord")	ICON 400 CABOT OWNER POOL 4 NJ, LLC
Tenant:	DMI
Subtenant:	YF Logistics

2. Overlease. This Sublease is subject to, and governed by, the terms and conditions of the overlease (the "Overlease") between DMI and Landlord for the property where Premises is located, a copy of which is annexed hereto and made part hereof as Exhibit A. YF Logistics confirms that is has reviewed the Overlease, and agrees to comply with the terms and conditions of the Overlease in all respects. Capitalized terms used herein but not defined shall have the same meaning as set forth in the Overlease.

3. Premises. 135,000 square feet of Unit A located at 400 Cabot Drive, Hamilton, New Jersey 08690, as more particularly described in Exhibit B, annexed hereto and made part hereof.

4. Term. This Sublease shall be for a term commencing the later of the Expansion Premises Commencement Date, as defined in the Overlease, or June 1, 2019, and terminating on April 30, 2020 ("the Expiration Date"). On the Expiration Date, this Sublease shall automatically renew for successive one year terms, until the earlier of: (i) one party providing thirty (30) days' prior written notice of its decision to not renew the Sublease, or (ii) April 30, 2024, the date on which the Overlease for the Expansion Premises expires, unless terminated earlier. Notwithstanding the foregoing, YF Logistics or DMI may terminate this Sublease, for any reason, upon thirty (30) days' prior written notice to the other.

5. Rent and Security Deposit.

(a) Rent shall be an amount equal to seventy-one and 43/100 (71.43%) percent of the Expansion Premises Base Rent as set forth in the Overlease (Unit A only), plus seventy-one and 43/100 (71.43%) percent of any Taxes and Operating Expenses, Additional Charges or any other amounts due by DMI to Landlord in accordance with the Overlease relating to, and limited to, the Premises (Unit A). It is the intention of the parties that DMI shall neither make a profit, nor incur a loss, on subleasing the Premises to YF Logistics, that DMI is charging YF Logistics the pro-rata rent and related charges associated with the Premises being subleased to YF Logistics. Rent shall be due and payable by YF Logistics to DMI on or before the first (1st) day of each calendar month in advance, or as may be otherwise required under the Overlease.

(b) Rent shall also include electricity and gas which shall be charged to YF Logistics by DMI on a monthly basis, which is in addition to the amounts set forth for rent in subsection 5 (a) above. The aforementioned charge to YF Logistics for electricity and gas shall be in an amount equal to seventy-one and 43/100 (71.43%) percent of the monthly charge for electric and gas service to the Premises. Rent shall not include telephone charges or any other utilities which are arranged by, and billed to YF Logistics separately.

(c) There shall not be any security deposit.

6. Repairs and Maintenance. Pursuant to and as set forth in Section 9.1.1 of the Overlease (Multi-Tenant Industrial Triple Net Lease), YF Logistics shall be responsible for its allocable share, seventy-one and 43/100 (71.43%) percent of the Premises ("Allocable Share"), of the costs and expenses for keeping and maintaining all parts of the Premises, including the interior and exterior of the

Premises, in good, clean and safe order, condition and repair, including replacement (as necessary). In addition, as defined in and required by Section 9.1.2 of the Overlease, YF Logistics shall be responsible for its Allocable Share of the costs associated with entering into a Service Contract for servicing the HVAC System. Further, YF Logistics shall be responsible for its Allocable Share of any other costs and expenses that DMI is responsible for pursuant to the Overlease. The aforementioned costs and expenses shall be charged to YF Logistics by DMI, and payment from YF Logistics shall be due upon receipt of the bill, invoice or other notification from DMI.

7. Use of Premises. For the term of this Sublease, YF Logistics shall have the exclusive use and occupancy of its portion of the Premises.

8. Condition of Premises. During the term of this Sublease, YF Logistics shall be responsible for the condition of its portion of the Premises, and agrees to vacate it upon termination of this Sublease in the same condition as it was at the beginning of this Sublease, ordinary and normal wear and tear excepted.

9. Insurance.

(a) YF Logistics shall provide, at its own expense, and maintain and keep in force during the Term:

(1) **Property Insurance** -"Special Causes of Loss Form" property insurance, including coverage for the perils of flood, windstorm, earthquake and mechanical/equipment breakdown, and providing coverage extensions for demolition and increased cost of construction, civil authority, and utility services interruption, with a limit in an amount at least equal to the full replacement cost of Subtenant's betterments, improvements, furniture, fixtures and merchandise on the Premises, and naming as insureds Subtenant, Tenant, and Landlord, as their respective interests may appear, and including business interruption insurance for any time during which the Premises are fully or partially not tenantable (and a further 180 days' extended period of indemnity) due to an occurrence covered by such insurance policy or access to the Premises is impaired by order of civil or military authority. Such business interruption insurance shall include Rental Value insurance in an amount equal to not less than the Base Rent, percentage rental and all other items of additional rent combined for a period of at least twelve (12) months. Landlord shall be named sole loss payee as respects such Rental Value insurance and

as respects Landlord's interest in Tenant's improvements and betterments. No coinsurance shall apply as to any coverage provided by such property and business interruption insurance.

(2) **Commercial General Liability** - A policy of commercial general liability insurance, including, without limitation, contractual liability coverage, for the benefit of Tenant, Landlord, Landlord's managing agent, and Landlord's mortgagee and/or ground lessor, if applicable, (collectively referred to as "Landlord Parties", each of which shall be named as additional insured under the policy), and Subtenant, as their respective interests may appear, and include the following minimum limits of insurance: General Aggregate (other than Products/Completed Operations) Limit $2,000,000; Products/Completed Operations Aggregate Limit $2,000,000; Each Occurrence Limit $1,000,000; Personal Injury and Advertising Injury Limit $1,000,000; Subtenants Legal Liability Limit $1,000,000; and, Medical Expenses Limit $10,000. Such insurance policy shall (i) be an occurrence basis policy; (ii) be primary to all insurance applicable to the Premises and operations on the Premises; and (iii) provide "first dollar" coverage. In the event that such insurance policy is subject to a general aggregate limit, such general aggregate shall apply "per location."

(3) **Automobile Liability** - A policy of automobile liability insurance, including coverage for hired and non-owned auto liability, with a combined single limit of not less than One Million ($1,000,000) Dollars or such other limit as meets the underlying insurance requirements of the umbrella insurance referred to in (2) above.

(4) **Workers' Compensation** - Insurance in accordance with the laws of the state in which the Premises are located, with Employer's Liability limits which meet the underlying insurance requirements of the Umbrella insurance referred to in (5) below.

(5) **Umbrella** - Umbrella form or Excess Liability insurance providing, at a minimum, "follow form" coverage over the insurance policies referred to in (2), (3) and (4) herein, with "per location" limits of not less than Five Million ($5,000,000) Dollars per occurrence and in the aggregate. Tenant and/or Landlord may require Subtenant to increase the limits of the Umbrella Liability insurance from time to time.

(6) Plate glass insurance, if applicable.

(7) Such other insurance with such limits as Tenant and/or Landlord may from time to time reasonably require taking into consideration the loss exposures presented by Subtenant's use and occupancy of the Premises, including any additional insurance specified in any addendum or rider to this Lease.

(b) All policies of insurance required to be provided and kept in force by Subtenant shall be with insurance companies having a Standard & Poor's "claims paying ability rating" of no less than "single A", or A.M. Best's Financial Strength Rating of "A-, X", and duly licensed and authorized to transact business in the state in which the Premises are located. Each such insurance policy shall not be cancelable or subject to reduction or modification of coverage or limits without written notice to Landlord Parties received at least thirty (30) days prior to the date of such cancellation or reduction. If any deductible or self-insured retention applies to any such insurance policy, such deductible or self-insured retention shall not apply as respects the Landlord Parties. Coverage under all such policies of insurance shall apply on a primary basis and without regard to any other insurance maintained by or available to the Landlord Parties. Subtenant will request its insurance carriers to include an appropriate "Waiver of Rights of Recovery" endorsement in favor of the Landlord Parties. Subtenant agrees to deliver to Tenant and Landlord, prior to the commencement of the term, and thereafter no later than ten (10) days after request by Tenant and/or Landlord, a copy of each such insurance policy or a certificate of insurance as to any such policy of insurance (signed by an authorized agent of the insurance company), that has attached a copy of the applicable endorsement(s) naming each of the Landlord Parties as additional insureds as their interests may appear and further confirming that the insurance applicable to Landlord Parties shall be in conformity with the requirements of this Lease, together with proof of payment of the initial or the renewal premiums therefore. Failure of Subtenant to provide such evidence of insurance in the manner and within the time specified in this paragraph shall constitute an Event of Default under this Sublease.

(c) Waiver of Rights of Recovery - With regard to the Premises, or any other property located thereon, with respect to any loss resulting:

(i) from property damage liability, bodily injury liability, personal and advertising injury liability, and /or medical payments (as these terms are generally understood in

insurance policies then in effect covering automobile liability, commercial general liability, and/or workers compensation and employers liability), and/or,

(ii) from or for damage to Subtenant's own property, or to property under Subtenant's care, custody, or control (including any indirect or consequential loss arising from such damage to property), which loss is/are covered by any insurance then be carried by or for the benefit of Subtenant, Subtenant (and any person and/or entity claiming through Subtenant) releases and waives any claim, based on negligence or otherwise, Tenant and Landlord (and Tenant's and Landlord's parent, subsidiaries, real estate managers, affiliates, and their respective officers, directors and employees, and any other person and/or entity claiming through Tenant or Landlord, all of the above collectively called "Landlord Indemnitees") from any and all claims with respect to such loss, to the extent of the proceeds paid or payable with respect thereto under/by such insurance. This waiver of rights of recovery by Subtenant also applies to any job or work done, being done or to be done by, for, or on behalf of Subtenant by any contractor of Subtenant, and shall survive the termination and/or completion of such job or work.

(d) If, as a result of the business or method of operation of Subtenant, a risk rating is ascribed to the Premises by Tenant's and/or Landlord's insurers higher than the risk rating which would otherwise be applicable to the Premises, Subtenant shall pay all increased premiums payable by Tenant and/or Landlord as a result of such higher risk rating. Such payment shall be made within ten (10) days after Tenant's and/or Landlord's request therefore.

Appropriate insurance certificates shall be delivered to DMI prior to, or upon the commencement of, this Sublease.

10. Indemnification by Subtenant. Subtenant will defend, indemnify and save harmless each of the Landlord Parties from and against any and all damages, costs, attorney's fees, liability and expense arising from (i) Subtenant's use and occupancy of the Premises; (ii) any breach of this Lease by Subtenant; (iii) any other act or omission by Subtenant or by any other person or entity for whose acts or omissions the Subtenant is legally responsible, and (iv) any and all claims, action, complaints, allegations or suits instituted against Subtenant, its subtenants or its assignees, or against Tenant and/or Landlord, its agents, employees

or affiliates, by any person or entity, including, without limitation, customers, contractors, agents or employees of other tenants, licensees, concessionaires, or agents or employees of Subtenant, in connection with loss of life, bodily injury, personal injury, emotional or mental injury or distress, and/or damage to property occurring in, on or about, or arising out of the Subtenant's use of the Premises and/or the Premises, its entrance ways or its adjacent sidewalks or loading areas, and in addition, with respect to Subtenant's contractors, occurring anywhere on or about the Premises, regardless of whether caused in whole or in part by any negligent or intentional act or omission of Subtenant, its subtenants, assignees, agents, employees, licensees, concessionaires, customers and/or invitees, contractors, or any other person or entity. Without limiting the generality of the foregoing, Subtenant specifically acknowledges that the indemnity undertaking herein shall apply to claims in connection with or arising out of the use or consumption of any utilities in the Premises under Article 4 of the Overlease (Multi-Tenant Industrial Triple Net Lease, effective date August 2, 2013, any repairs or other work by or for Subtenant, and the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of any "Hazardous Material" as described in Article 12 (whether or not such matters shall have been theretofore approved by Tenant and/or Landlord). The indemnity undertaking herein by Subtenant shall not apply to the extent the loss, injury, or damage referred to herein is caused by or results from the sole negligence of the Landlord Party(ies), or where and to the extent such indemnification by Subtenant would be void by statute or under law. Subtenant's indemnification of each Landlord Party, with respect to any claim, action, complaint, allegation or suit instituted against any of the Landlord Parties by an employee of Subtenant or Subtenant's agent, shall apply fully as set forth herein above and without defense or setoff pursuant to any Workers' Compensation laws. This indemnification provision shall be interpreted to be enforced to the full extent permitted by law.

If any provision of this Subtenant's Indemnification paragraph were to be held invalid in its current form by the law of any jurisdiction under which it is construed, then such provision shall be amended to the minimum extent necessary to comply with such law, and the provision shall be deemed to have always existed in such amended form in such jurisdiction. Subtenant's obligations under this Indemnification paragraph shall survive the expiration, early termination or modification of this Lease. Each of the

Landlord Parties shall also be entitled to partial indemnification from Subtenant and/or contribution from Subtenant for the Landlord Party's pro rata share of liability, and/or any sums that the Landlord Party may be compelled to pay in excess of its pro rata share of liability, even where a loss arises from the joint negligence of a Landlord Party and another party.

11. Services and Furnishings.

(a) YF Logistics may furnish and decorate its portion of the Premises as it deems fit, subject however to DMI's approval, which approval shall not be unreasonably withheld or delayed. YF Logistics shall, at its own cost and expense, promptly remove its property from the Premises upon the termination of this Sublease.

(b) Subject to the provisions of the Overlease, including but not limited to Section 10 therein, YF Logistics may install Trade Fixtures and make Alterations (as the term is defined in Section 10), as it deems fit, subject however to DMI's approval, which approval shall not be unreasonably withheld or delayed, and the Landlord's approval, if required. YF Logistics shall, at its own cost and expense, promptly remove any Alterations, and restore the Premises to the condition required pursuant to the terms of the Overlease, including but not limited to Sections 10 and 18.9.2 contained therein, upon the termination of this Sublease.

12. End of Term and Default. In the event YF Logistics fails to perform any of the terms or obligations of this Sublease, DMI shall have the right to terminate this Sublease if YF Logistics, after receiving notice of any such breach, fails to cure the same within five (5) days thereof. YF Logistics shall promptly vacate the Premises at the end of the term of the Sublease.

13. Waiver. The failure or delay of either party in exercising any right hereunder shall not operate as a waiver of such right, nor shall a single or partial exercise of such right preclude any further exercise of such right.

14. Entire Understanding. The terms and conditions set forth in this Sublease represent the entire agreement between the parties hereto, and may not be modified or amended unless in writing signed by all parties hereto.

15. Assignment. The rights, duties and obligations under this Sublease shall not be assigned, transferred, pledged or encumbered in any manner whatsoever, except by prior written agreement executed by all the parties hereto.

16. Binding. This Sublease, and each and all of the terms and provisions hereof, shall be binding upon, and shall inure to the benefit of the parties hereto, their respective heirs, representatives, executors, successors and/or assigns.

17. Governing Law. This Sublease shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

18. General.

(a) The parties hereto agree that the terms and conditions of this Sublease are the result of lengthy, intensive, arm's length negotiations between the parties, and that this Sublease shall not be construed in favor of or against any party by reason of the extent to which any party or his, her, or its counsel participated in the drafting of the Sublease.

(b) In any interpretation of this Sublease the masculine, feminine or neuter pronouns, respectively, shall include the other genders.

(c) All notices sent to a party shall be sent by overnight or certified mail, return receipt requested to the following addresses:

For Tenant:

(Via Overnight Mail)
Dynamic Marketing, Inc.
400 Cabot Drive Unit B
Hamilton Township, NJ 08690
Attention Jorge Joskowicz, Executive Director

(Via Certified Mail)
Dynamic Marketing, Inc.
P.O. Box 9990
Trenton, New Jersey 08650-2990
Attention Jorge Joskowicz, Executive Director

For Subtenant:

YF Logistics LLC
D/B/A 1 Stop Camera
5 Boxal Drive
Cranbury, New Jersey 08512
Attention Elie Fouerti

If the foregoing represents our mutual understanding and agreement with respect to the subject matter set forth herein, please sign this Sublease below where indicated and return to the undersigned.

Very truly yours,

DYNAMIC MARKETING INC.
Tenant

By: ______________________
Dominic Paul, Treasurer

ACCEPTED AND AGREED TO:

YF LOGISTICS LLC
D/B/A 1 STOP CAMERA
Subtenant

By: ______________________
Elie Fouerti, Vice President